Press Release Draft March 15, 2009 NYSE Trading Symbol: UDR Web: www.udr.com	Contact: Becky Winning Phone: 720.283.6121 Email: ir@udr.com

UDR Declares Quarterly Dividends

DENVER, CO (March 17, 2009) UDR, Inc. (NYSE: UDR) today announced that its Board of Directors declared a regular quarterly dividend on its common stock for the first quarter of 2009 in the amount of $0.305 per share, payable on April 30, 2009 to UDR common stock shareholders of record as of April 10, 2009. The April 30 dividend will be the 145th consecutive quarterly dividend paid by the Company on its common stock.

UDR also announced that its Board of Directors declared a regular quarterly dividend on its Series E Preferred Stock for the first quarter of 2009 in the amount of $0.3322 per share. The preferred dividend is payable on April 30, 2009 to Series E preferred stock shareholders of record as of April 10, 2009.

Additionally, UDR announced that its Board of Directors declared a regular quarterly dividend on its Series G Preferred Stock for the period of January 30, 2009 to, but not including, April 30, 2009 in the amount of $0.421875 per share. The preferred dividend is payable on April 30, 2009 to Series G preferred stock shareholders of record as of April 10, 2009.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2008, UDR owned 44,388 apartment homes and had 2,242 homes under development and another 289 homes under contract for development in its pre-sale program. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.